Exhibit 10.1

INDEPENDENT CONTRACTORS SERVICES AGREEMENT

This Independent Contractor Services Agreement (the “Agreement”) is effective 15th day of April, 2021, and is by and between Red Metal Resources Ltd. of 278 Bay Street, Suite 102, Thunder Bay, ON P7B 1R8, Canada and Howard Isaacs of [Redacted] Encino, CA 91316, and Richard Cavalli (the “Contractors”) of [Redacted], Santa Barbara, CA 93109.

Engagement of Services

The Company agrees to hire the Contractors, and the Contractors agree to research and write articles, reports, and blogs about the Company that will be directed to individual investors, financial institutions, and potential industry partners.

Term

The initial term of the Contract is for 3 months beginning April 15, 2021, and ending July 15, 2021, and can be extended in writing upon agreement of all parties. Contract can be cancelled by either party with a 30-day written notice.

Compensation

Richard Cavalli

The Company agrees to pay Mr. Cavalli $5,000 per month in United States dollars on the following schedule in advance of each month.

April 15, 2021	$5,000
May 15, 2021	$5,000
June 15, 2021	$5,000

Payments to Richard Cavalli to be wired to:

RICHARD A CAVALLI

[redacted]

Richard Cavalli Social Security number is: [redacted].

Howard Isaacs

The Company agrees to pay Howard Isaacs either $5,000 per month in United States dollars for a period of three months or to pay the equivalent amount in restricted common shares of the Company at a deemed price of US$0.17 vested over a three-month period.

If payment is in cash the payments will be made as follows;

April 15, 2021	$5,000
May 15, 2021	$5,000
June 15, 2021	$5,000

If payment is in restricted common shares of the Company Mr Isaacs will receive a total of 88,235 restricted common shares of Red Metal Resources Ltd. issued as follows;

May 15, 2021	29,411 Restricted Common Shares
Jun 15, 2021	29,411 Restricted Common Shares
Jul 15, 2021	29,413 Restricted Common Shares

If payment is to be made in restricted common shares of Red Metal Resources, Mr. Isaacs represents that he is an accredited investor as defined in Rule 510(a) under the 19333 Act. An Investor Questionnaire is attached and is to filled in prior to the issuance of share certificates.

Payment instructions:

[redacted]

Howard Isaacs Social Security number: [redacted]

Isaacs shares to be delivered to:

Howard Isaacs

[redacted]

Encino, CA 91316

[redacted]

Independent Contractor Relationship

Contractors relationship with the Company is that of independent contractors, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship.

Contractors are solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Contractors are solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of Contractors' compensation will be subject to withholding by the Company for the payment of any social security, federal, state or any other employee payroll taxes. Company will regularly report amounts paid to Contractor by filing Form 1099-MISC with the Internal Revenue Service as required by law.

Ownership Rights in Company Property

The Company shall be the sole and exclusive owner of the Company's Property. “Company Property” means (a) all materials (including, without limitation, all documents, data, reports, drawings, analyses, equipment, products, prototypes, services and other work) furnished to Contractor by Company or produced by Contractor in the performance of this Agreement or pursuant to any Project Assignment; and (b) all copyrights, patents, trade secrets, inventions, and other proprietary rights produced by Contractor in the performance of this Agreement or pursuant to any Project Assignment. The term “Company Property” does not include any general know-how, methodology, processes, products, devices or experience of Contractor gained prior to performance of the Services or from experience gained parallel to performance of the Services from unrelated sources. To the fullest extent permitted by law, all Company Property produced by Contractor shall be deemed to be “Works for Hire” for the benefit of Company, as U.S. federal and international copyright law defines that term. To the extent Company Property may not be considered Works for Hire, Contractor hereby sells, assigns, and transfers all of its rights, title, and interest in Company Property to Company, without additional consideration. Contractor shall promptly execute and deliver any documents or instruments reasonably requested by Company to evidence such transfers and Contractor shall be reimbursed for reasonable expenses incurred by compliance with this obligation.

Survival

The rights and obligations contained herein will survive any termination or expiration of this Agreement.

Notices

Any notice which a party is required or permitted to give to another party shall be given by personal delivery, email or registered or certified mail, return receipt requested, addressed to the other party at the appropriate address set forth in this Section 9 below, or at such other address as the other party may from time to time designate in writing. The date of personal delivery or the date of mailing of any such notice shall be deemed to be the date of delivery thereof.

If to the Company:

Red Metal Resources Ltd.

278 Bay Street

Suite 102

Thunder Bay, ON P7B 1R8, Canada

If to Contractor:

Howard Isaacs

[redacted]

Richard Cavalli

[redacted]

Quality

Contractor warrants to the Company that the Services performed under this Agreement shall be performed with the degree of skill and care that is required by current, good and sound professional procedures and practices, and in conformance with generally accepted professional standards prevailing at the time the work is performed so as to ensure that the services performed are correct and appropriate for the purposes contemplated in this Agreement.

Governing Law

This Agreement shall be governed by the laws of Canada.

Entire Agreement

This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Services undertaken by Contractor for Company. This Agreement may only be changed by mutual agreement of authorized representatives of the parties in writing.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date, April 15, 2021.

Red Metal Resources Ltd.

/s/ Caitlin Jeffs

Contractor

/s/ Howard Isaacs

Howard Isaacs

Contractor

/s/ Richard Cavalli

Richard Cavalli